Exhibit 99.(j)(4)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the “Registration Statement”) of our report dated December 23, 2008, relating to the financial statements and financial highlights appearing in the October 31, 2008 Annual Report to Shareholders of the PowerShares Actively Managed Exchange-Traded Fund Trust, which are also incorporated by reference in the Registration Statement.  We also consent to the references to us under the headings “Fund Service Providers,” “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 25, 2009